Exhibit 5.1

November 10, 2026

Boxlight Corporation

2750 Premiere Pkwy #900

Duluth, Georgia 30097

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you, Boxlight Corporation, a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 initially filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on September 22, 2026, as amended by Amendment No. 1 thereto filed on October 22, 2026 and Amendment No. 2 thereto filed on November 10, 2026 (the “Registration Statement”). The Registration Statement relates to the offering and resale by the Selling Stockholders identified therein of up to 47,466,613 shares of Class A Common Stock, $0.0001 par value per share (the “Common Stock”) of the Company, consisting of: (i) 30,438,310 shares of Common Stock issuable upon conversion of 937,500 shares of the Company’s Series D Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), assuming conversion at the Adjusted Floor Price (as defined in the Certificate of Designation of Series D Convertible Preferred Stock, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Nevada on September 30, 2026 (the “Series D Certificate of Designation”)) as of August 31, 2026, issued in a private placement to certain accredited investors pursuant to a securities purchase agreement dated August 5, 2026, as amended by the First Amendment dated September 30, 2026 (the “Securities Purchase Agreement”); (ii) 15,243,507 shares of Common Stock issued or issuable to Secure Net Capital LLC pursuant to an equity purchase agreement dated August 5, 2026 (the “Equity Purchase Agreement”), providing for purchases of up to $15,000,000 of Common Stock over a 36-month commitment period, including 48,702 commitment shares previously issued and up to 194,805 true-up commitment shares issuable thereunder; and (iii) 1,784,796 shares of Common Stock issued or issuable to J.J. Astor & Co. (the “J.J. Astor”) under the inventory finance agreement with J.J. Astor dated May 27, 2025, as amended and restated on November 3, 2025 and as further amended on April 1, 2026 (the “Inventory Finance Agreement”), consisting of 167,290 shares previously issued, 1,428,299 shares issuable upon conversion of the outstanding balance and 189,207 shares issuable as Make Whole Shares in satisfaction of the proceeds protection obligation under the Inventory Finance Agreement. The 167,290 previously issued J.J. Astor shares and the 48,702 previously issued commitment shares are collectively the “Issued Shares,” and all other shares described above are collectively the “Issuable Shares” (collectively, the “Shares”).

The opinions expressed herein are limited exclusively to the Nevada Revised Statutes (NRS) Chapter 78, and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of:

(i)	the Registration Statement;

(ii)	the Company’s amended and restated articles of incorporation, as currently in effect;

(iii)	the Company’s amended and restated bylaws, as currently in effect;

(iv)	certain resolutions of the Board of Directors of the Company;

(v)	the Securities Purchase Agreement;

(vi)	the First Amendment to the Securities Purchase Agreement, dated September 30, 2026;

(vii)	the Equity Purchase Agreement;

(viii)	the Series D Certificate of Designation;

(ix)	the Certificate of Amendment to the Series D Certificate of Designation filed with the Secretary of State of the State of Nevada on September 30, 2026;

(x)	the Inventory Finance Agreement; and

(xi)	such other records, documents and instruments as we have deemed necessary for the expression of the opinions stated herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials and representations of the Company. Further, with your permission, we have made and relied upon the following assumption, without any investigation or inquiry by us, and our opinions expressed below are subject to, and limited and qualified by the effect of, such assumption that a sufficient number of unissued shares of the Company’s Class A Common Stock will be duly authorized, validly reserved and available for issuance upon conversion, exercise or settlement of the Issuable Shares, as applicable.

Based upon and subject to the foregoing, we are of the opinion that: (a) the Issued Shares are validly issued, fully paid and non-assessable; and (b) the Issuable Shares, when issued upon conversion, exercise or settlement thereof, in accordance with the Series D Certificate of Designation, the Equity Purchase Agreement and the Inventory Finance Agreement, as applicable (including upon receipt of any required stockholder approval under applicable Nasdaq rules), will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or legal conclusion or other matters in this opinion.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP